Rule 424(b)(3)
Registration Statement No. 333-100340
Pricing Supplement No. 40
Dated October 16, 2003
(To Prospectus dated July 11, 2003 and
Prospectus Supplement dated July 11, 2003)
INTERNATIONAL LEASE FINANCE CORPORATION
$2,880,000,000
Medium-Term Notes, Series O
Principal Amount:							$200,000,000.00
Issue Price:							$199,588,000.00
Net Proceeds to the Company:					$198,488,000.00
Agent:					Banc of America Securities LLC
CUSIP:								45974VZM3
Settlement Date:							10/21/03
Stated Maturity (date):						10/15/09
Interest Rate:							4.5500%
Overdue Rate (if any):						N/A
Redeemable by the Company on or after:			N/A
Repayable at the option of the holder on:			N/A
Optional Reset Dates:						N/A
Extension Periods:						N/A
Final Maturity:							N/A
Repurchase Price (for Original Issue Discount Notes):	N/A
Type of Note (check one):
Book-Entry Note     _X__
Certificated Note   ____
Other Provisions: